UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
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Definitive Proxy Statement
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Soliciting Material under §240.14a-12

MOLSON COORS BEVERAGE COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MOLSON COORS BEVERAGE COMPANY
SUPPLEMENT TO DEFINITIVE PROXY STATEMENT DATED APRIL 8, 2021
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2021

This supplement (the “Supplement”) amends and supplements the Proxy Statement and Notice of 2021 Annual Meeting of Stockholders of Molson Coors Beverage Company (the “Company”), dated April 8, 2021 (the “Proxy Statement”), provided to stockholders in connection with the Company’s 2021 Annual Meeting of Stockholders to be held on May 26, 2021. This Supplement is being filed with the Securities and Exchange Commission and is being made available to stockholders on or about April 16, 2021.

This Supplement updates the disclosure in the Proxy Statement relating to the effect of abstentions on “Proposal No. 3 – Approval of the Amendment and Restatement of the Molson Coors Beverage Company Incentive Compensation Plan” (“Proposal 3”). Stockholder approval is required for Proposal 3 under the listing rules of the New York Stock Exchange (“NYSE”). NYSE guidance provides that Proposal 3 must receive more affirmative votes cast for the proposal than the aggregate number of votes cast against the proposal plus abstentions. Therefore, pursuant to such NYSE guidance, an abstention will have the same effect as a vote “AGAINST” Proposal 3.

As described in the Proxy Statement, only the holders of the Company’s Class A common stock and the Special Class A voting stock (the “Class A Shares”) voting as a single class, are eligible to vote on Proposal 3. The holders of the Class B common stock and the Special Class B voting stock are not entitled to vote on Proposal 3.

The trustees of the Class A Common Stock Voting Trust Agreement (as defined in the Proxy Statement) hold approximately 95.5% of the outstanding Class A Shares. We have been advised by representatives from each of the parties to the Class A Common Stock Voting Trust Agreement that they intend to direct the trustees to affirmatively vote in favor of Proposal 3. As a result, the Company expects that Proposal 3 will be approved regardless of whether other shareholders vote in favor of, abstain or fail to vote at all on Proposal 3.

Except as specifically supplemented by the information in this Supplement, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information and this Supplement should be read in conjunction with the Proxy Statement.